SHARE ACQUISITION AGREEMENT



                        by and among the shareholders of



                         INTEGRATED SPACE SYSTEMS, INC.,
                            a California corporation



                                       and



                                 SPACEDEV, INC.,
                             a Colorado corporation






                                February 7, 1998

================================================================================

                           SHARE ACQUISITION AGREEMENT

         AGREEMENT made and entered into this 7th day of February, 1998 by and among Philip E. Smith ("Smith"), Thomas W. Brown ("Brown"), Jack A. Rubidoux ("JAR"), Wes M. Dreyer ("Dreyer"), Frank L. Macklin ("Macklin") and Michael G. Veno ("Veno") (Smith, Brown, JAR, Dreyer, Macklin and Veno are collectively referred to as "ISS Shareholders" unless otherwise specifically identified) and SpaceDev, Inc., a Colorado corporation ("SpaceDev").

                                 RECITALS

         WHEREAS, the ISS Shareholders own in the aggregate all of the issued and outstanding shares of capital stock (the "ISS Shares") of Integrated Space Systems, Inc., a California corporation ("ISS"); and

         WHEREAS, the ISS Shareholders and SpaceDev have entered a letter of intent dated as of December 3, 1997 (the "Letter of Intent") setting forth the principal terms and conditions upon which the ISS Shareholders would exchange and SpaceDev would acquire, directly or through a wholly owned subsidiary, the ISS Shares in exchange for 2,000,000 shares of common stock of SpaceDev (the "SpaceDev Shares"); and

         WHEREAS, the ISS Shareholders and SpaceDev wish to enter into this Agreement for purposes of setting forth the terms and conditions of the agreement between them and to satisfy the requirement in the Letter of Intent of a definitive acquisition agreement.

         NOW, THEREFORE, the parties hereto each in consideration of the representations, warranties, covenants and agreements of the other provided for or contained herein do hereby agree as follows:

                                    ARTICLE 1

                         DEFINITIONS/ACQUISITION/CLOSING


I.1      Definitions.
         ------------

                  For all purposes of this Agreement, except as otherwise expressly provided unless the context otherwise requires,

                  (a) the terms defined in this Article 1 have the meaning assigned to them in this Article 1 and include the plural as well as the singular,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principals,

                  (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                  (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

                  (e) the words, "herein," "hereof" and "hereunder" and other words of similar import as refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

         "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

         "Agreement" means this Agreement by and among SpaceDev, ISS as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

         "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

         "Associate" of a Person means

                  (f) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% of more of any class of equity securities;

                  (g) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

                  (h) any relative or spouse of such person or any relative of such spouse.

         "Auditors" means Cordovano & Co. LLP, independent public accountants to SpaceDev.

         "ISS Shares" means all of the issued and outstanding shares of ISS.

         "Business" means the business of ISS as currently conducted, and shall be deemed to include, but not be limited to, any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues, prospects, liabilities and personnel.

         "Closing" means the consummation of the exchange of the ISS Shares under this Agreement for the SpaceDev Shares.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

         "Disclosure Schedule" means the Disclosure Schedule dated the date hereof and delivered by ISS and SpaceDev. The Sections of the Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify ONLY that section.

         "Employee Plan" means any employee benefit plan, collective bargaining, employment or severance agreement or other similar arrangement to which either ISS or SpaceDev is a party or by which it is bound, legally or otherwise.

         "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

         "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproduction toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

         "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder; and "INDEMNIFYING PARTY" means the party obligated to provide indemnification hereunder.

         "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

         "IRS" means the Internal Revenue Service or any successor entity.

         "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

         "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

         "Mark" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing.

         "Material Adverse Effect" means any change in or effect on ISS or SpaceDev that is materially adverse to the Business.

         "Material Contract" means those Contracts listed on the Disclosure Schedule as Material Contracts.

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

         "Person" means an association, a corporation, an individual, a partnership, a trust or other entity or organization, including a Governmental Entity.

         "SpaceDev Shares" means 2,000,000 shares of common stock of SpaceDev being exchanged for the ISS Shares as set forth in paragraph 1.3, below.

         "Subsidiary" means any Person in which ISS has a direct or indirect equity or ownership interest in excess of 5%.

         "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

         "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.

         1.2      Transfer of ISS Shares by the ISS Shareholders.
                  -----------------------------------------------

                  Subject to the terms and conditions of this Agreement, each of the ISS Shareholders who has executed this Agreement agrees to transfer and convey that number of ISS Shares set forth next to his name below and to deliver the certificates evidencing such ISS Shares to SpaceDev at the Closing. The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of SpaceDev or its nominee as SpaceDev may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of ISS.

         1.3      Acquisition of the ISS Shares by SpaceDev.
                  ------------------------------------------

                  Subject to the terms and conditions of this Agreement, SpaceDev agrees to acquire the ISS Shares from the ISS Shareholders and in exchange therefor to issue, convey, transfer and deliver the SpaceDev Shares to the ISS Shareholders.

         1.4      The Closing.
                  ------------

                  The Closing will take place at 4180 La Jolla Village Drive, Suite 315, La Jolla, California 92037, on February 7, 1998 at 2:00 p.m. or on such other date which SpaceDev and the ISS shareholders may mutually choose.

         1.5      Tax Free Exchange
                  -----------------

                  It is the intent of the parties this transaction will constitute a tax free exchange under Internal Revenue Code ' 368(b).

                                    ARTICLE 2

               REPRESENTATIONS AND WARRANTIES OF ISS SHAREHOLDERS

         Except as otherwise indicated on the Disclosure Schedule, each of ISS Shareholders represents, warrants and agrees as follows:

         2.1      Organization and Related Matters.
                  ---------------------------------

                  ISS is a corporation duly organized, validly existing and in good standing under the laws of California. ISS has no Subsidiaries. ISS has all necessary corporate power and authority to own its properties and assets and to carry on the Business as now conducted. There are no jurisdictions outside of California where the character or the location of the assets owned or leased by ISS or the nature of the Business requires licensing or qualification. True, correct and complete copies of the charter documents of ISS as in effect on the date hereof have been delivered to SpaceDev.

         2.2       ISS Shares.
                   -----------

                  The ISS Shareholders own the outstanding shares of capital stock of ISS beneficially and of record, free and clear of any and all liens, covenants, conditions, rights or other Encumbrances. At the Closing, SpaceDev will acquire good and marketable title to and complete ownership of the ISS Shares, free of any and all covenants, conditions, or other Encumbrances. The authorized capital stock of ISS consists of 1,000,000 shares of common stock, of which 72,000 shares are issued and outstanding. There are no outstanding contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of ISS, or to restructure or recapitalize ISS. There are no outstanding Contracts of ISS to repurchase, redeem or otherwise acquire any Equity Securities of ISS. All shares of capital stock of ISS are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable laws. There are no preemptive rights in respect of any Equity Securities of ISS, except for such rights held by the ISS Shareholders which rights shall terminate upon the consummation of the acquisition by SpaceDev of the ISS Shares under this Agreement. Any Equity Securities of ISS which were issued and reacquired by ISS were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and ISS has no outstanding obligation or liability with respect thereto.


         2.3      Financial Statements; Changes; Contingencies.
                  ---------------------------------------------

                  1. UNAUDITED INTERIM FINANCIAL STATEMENTS. The ISS Shareholders have delivered to SpaceDev a balance sheet for ISS at December 31, 1997 and the related statements of income for the 12 months then ended. All such interim financial statements have been prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), the statements of income present fairly the results of operations of ISS for the respective periods covered, and the balance sheets present fairly the financial condition of ISS as of their respective dates, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ in nature or amount from those disclosures reported in the most recent audited period, and year-end adjustments to the extent not material. Notwithstanding the foregoing, all such financial statements reflect all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.


                  2. NO MATERIAL ADVERSE CHANGES. Since December 31, 1997, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                     a. any change in or event affecting ISS, the Business or
                  the ISS Shares that has had or may reasonably be expected to have a Material Adverse Effect.


                     b. any agreement (other than a Material Contract listed on the Disclosure Schedule), condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement,

                     c. any strike or other labor dispute, or

                     d. any casualty, loss, damage or destruction whether
                  or not covered by insurance) or any material property of ISS.

                  3. NO OTHER LIABILITIES OR CONTINGENCIES. ISS does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, that, in accordance with GAAP applied on a consistent basis, should have been but were not reflected or disclosed in the financial statements (including the notes thereto) referred to in subsections (a) and (b) above, except liabilities which were incurred after December 31, 1997, in the ordinary course of business which do not exceed $10,000 exclusive of current payroll and payroll taxes for the payroll period ending immediately prior to closing.


         2.4      Tax and Other Returns and Reports.
                  ----------------------------------

                  ISS has filed, or will, on or before the Closing Date, file all Tax Returns required to be filed by it on or before the Closing Date. Adequate provision has been made in the books and records of ISS and in the financial statements referred to in Section 2.3 above or delivered to SpaceDev, for all Taxes relating to operations through, or property owned on or before, the date of the most recent of such financial statements. No liability for Taxes has arisen since such date other than in the ordinary course of ISS's business. All required Tax Returns including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of ISS. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of ISS, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency, assessment or claim. The ISS Shareholders have advised SpaceDev that ISS has elected to be taxed as an "S Corporation" under section 1362 of the Code and under section 23801 of the Revenue and Taxation Code of California.


         2.5      Material Contracts.
                  -------------------

                  ISS has duly performed all its obligations under each Material Contract to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by ISS or, to the best knowledge of ISS, by any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, ISS under any Material Contract.

         2.6      Tangible Property.
                  ------------------

                  (a) ISS owns no real property. There is no pending or threatened action that would materially interfere with the quiet enjoyment of any leasehold by ISS.

                  (b) ISS owns or leases all tangible personal property that is material to the Business free of Encumbrances except for Encumbrances consisting of liens for Taxes not yet due.

                  (c) All material leasehold properties held by ISS, as lessee, are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. All material tangible properties of ISS are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business.


         2.7      Intangible Property.
                  --------------------

                  ISS owns or licenses Intangible Property, required for use in connection with the Business.


         2.8      Authorization; No Conflicts.
                  ----------------------------

                  The execution, delivery and performance of this Agreement and or related agreements by ISS has been duly and validly authorized by the Board of Directors of ISS and by all other necessary corporate action on the part of ISS and by the ISS Shareholders. ISS and the ISS Shareholders have the full capacity, right, power and authority to enter into this Agreement and any related agreements to which they are parties. The execution, delivery and performance of this Agreement by the ISS Shareholders and the execution, delivery and performance of any related agreements or contemplated transactions by the ISS Shareholders or ISS will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of ISS or any Material Contract, result in the imposition of any Encumbrance against any asset or properties of ISS, or violate any Law. No Permits and Approvals are required to be obtained by the ISS Shareholders to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the ISS Shareholders and the performance of this Agreement and any related or contemplated transactions by the ISS Shareholders or ISS will not, to the knowledge of ISS, require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity. The consummation of the transactions contemplated by this Agreement does not, to the knowledge of ISS require any filings under the Hart-Scott-Rodino Act.


         2.9      Legal Proceedings.
                  ------------------

                  There is no Order or Action pending, or threatened, against or affecting ISS or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Material Adverse Effect, or adversely affect the ability of ISS or the ISS Shareholders to perform this Agreement or any aspect of the transactions contemplated by this Agreement. There is no matter as to which any of the ISS Shareholders or ISS has received any notice, claim or assertion, or which otherwise has been threatened against or affecting any director, officer, employee, agent or representative of ISS or any other Person, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by ISS.

         2.10     Minute Books.
                  -------------

                  The minute books of ISS accurately reflect all actions and proceedings taken to date by its shareholders, board of directors and committees, and such minute books contain true and complete copies of the charter documents of ISS and all related amendments. The stock record books of ISS reflect accurately all transactions in its capital stock of all classes.

         2.11     Accounting Records; Internal Controls.
                  --------------------------------------

                  (a) ACCOUNTING RECORDS. ISS has records that accurately and validly reflect its transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

                  (b) DATA PROCESSING; ACCESS. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

         2.11     Insurance.
                  ----------


                  [Intentionally left blank]

         2.13     Permits.
                  --------

                  ISS each holds all material Permits that are required by any Governmental Entity to permit them or either of them to conduct its business as now conducted, and all such permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. To the best knowledge of the ISS Shareholders, no suspension, cancellation or termination of any of such Permits is threatened or imminent.


         2.14     Compliance with Law.
                  --------------------

                  (a) ISS is organized and has conducted its businesses in accordance with applicable Laws in all material respects, and the forms, procedures and practices of ISS are in compliance with all such Laws, to the extent applicable, in all material respects.

                  (b) The use and operation of the assets of ISS are in compliance in all material respects with all applicable Laws and there is no material violation of any of such Laws.

         2.15     Employee Benefits.
                  ------------------

                  Except as set forth on the Disclosure Schedule, there are no employee benefit plans or other employee benefits accruing for the benefit of any employee of ISS.


         2.16     Certain Interests; Dividends.
                  -----------------------------

                  Neither ISS, nor any officer or director of ISS, nor any Associate of ISS has any material interest in any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to ISS; and ISS is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from ISS or the successor or assign thereof to any Person. Except as expressly permitted by this Agreement, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the ISS Shareholders subsequent to the date of the most recent financial statements described in Section 2.3. ISS has paid no special bonuses to any officer, director or employee.


         2.17     No Brokers, Finders or Financial Advisors.
                  ------------------------------------------

                  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of ISS or any of its respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         2.18     Environmental Compliance.
                  -------------------------

                  ISS has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous substance in connection with the conduct of the Business of ISS or the use of any property or facility of ISS or to the knowledge of ISS any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity. No asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of ISS.

         2.19     Accuracy of Information.
                  ------------------------

                  The statements, representations and warranties contained in the Disclosure Schedule are true, and all lists contained therein are complete and correct. None of the information expressly required by this Agreement to be supplied by or on behalf of ISS to SpaceDev, or contained in this Agreement, the Disclosure Schedule or the documents listed in the Disclosure Schedule, did contain or will contain, at the respective times such information is or was delivered and as of the Closing Date, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing become untrue or misleading, in any material respect, ISS and the ISS Shareholders will promptly notify SpaceDev in writing of such fact and the reason for such change.

         2.20     Investment Representation.
                  --------------------------

                  The SpaceDev Shares are restricted securities within the meaning of the United States federal securities laws, and the ISS Shareholders are acquiring the SpaceDev Shares for their own account for investment purposes only and not with a view to or for sale in connection with the distribution thereof. The certificates evidencing the SpaceDev Shares shall bear a legend substantially as follows:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR SECURITIES LAWS AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IS AVAILABLE."

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SPACEDEV

                     SpaceDev represents, warrants and agrees as follows:

         3.1      Organization and Related Matters.
                  ---------------------------------

                  SpaceDev is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. SpaceDev has all necessary corporate power and authority to carry on its business as now being conducted. SpaceDev has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

         3.2      Authorization.
                  --------------

                  The execution, delivery and performance of this Agreement and any related agreements, by SpaceDev has been duly and validly authorized by the Board of Directors of SpaceDev and by all other necessary corporate action on the part of SpaceDev. This Agreement constitutes the legal, valid and binding obligation of SpaceDev, enforceable against SpaceDev in accordance with its respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         3.3      No Conflicts.
                  -------------

                  The execution, delivery and performance of this Agreement and any related agreements by SpaceDev will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the charter documents of SpaceDev,
(b) any Law to which SpaceDev is subject or (c) any Contract to which SpaceDev is a party that is material to the financial condition, results of operations or conduct of the business of SpaceDev. The execution and delivery of this Agreement by SpaceDev and the performance of this Agreement and any related or contemplated transaction by SpaceDev will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity. The transactions contemplated by this Agreement do not to the knowledge of SpaceDev require any filings under the Hart-Scott-Rodino Act.

         3.4      No Brokers, Finders or Financial Advisors.
                  ------------------------------------------

                  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of SpaceDev in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result to this Agreement or such transactions.

         3.5      Accuracy of Information.
                  ------------------------

                  The statements, representations and warranties contained in the Disclosure Schedule are true, and all lists contained therein are complete and correct. None of the information expressly required by this Agreement to be supplied by or on behalf of SpaceDev to ISS, or the ISS Shareholders, or contained in this Agreement, the Disclosure Schedule or the documents listed in the Disclosure Schedule, did contain or will contain, at the respective times such information is or was delivered and as of the Closing Date, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing become untrue or misleading, in any material respect, SpaceDev will promptly notify ISS in writing of such fact and the reason for such change.

         3.6      Investment Representation.
                  --------------------------

                  SpaceDev is acquiring the ISS Shares from the ISS Shareholders for SpaceDev's own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

         3.7      Financial Statements; Changes; Contingencies.
                  ---------------------------------------------

                  (a) FINANCIAL STATEMENTS. SpaceDev has or will deliver to the ISS Shareholders balance sheets for SpaceDev as of October 31, 1997, and the related statements of loss and deficit for the periods then ended. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein). Such statements of loss and deficit present fairly the results of operations and cash flows of SpaceDev for the respective periods covered, and the balance sheets present fairly the financial condition of SpaceDev as of their respective dates. SpaceDev has made available to the ISS Shareholders copies of each management letter or other letter delivered to SpaceDev, by the Auditors in connection with such financial statements or relating to any review by the Auditors of the internal controls of SpaceDev, and has made available for inspection all reports and working papers produced or developed by the Auditors or management in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability of SpaceDev has not been finally determined or barred by applicable statutes of limitation. Since October 31, 1997, there has been no change in any of the significant accounting policies, practices or procedures of SpaceDev.

                  (b) NO MATERIAL ADVERSE CHANGES. Except as set forth at end of this paragraph 3.7(b), whether or not in the ordinary course of business, there has not been, occurred or arisen:

                         i. any change in or event affecting SpaceDev or the Business that has had or may reasonably be expected to have a Material Adverse Effect.

                         ii. any agreement, condition, action or omission which would be proscribed by (or require consent under)
                  Section 5.1 had it existed, occurred or arisen after the date of this Agreement,

                         iii.   any strike or other labor dispute, or

                         iv. any casualty, loss, damage or destruction (whether or not covered by insurance) or any material property of SpaceDev.

                  (c) NO OTHER LIABILITIES OR CONTINGENCIES. To the best of SpaceDev's knowledge, SpaceDev does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, that, in accordance with GAAP applied on a consistent basis, should have been but were not reflected or disclosed in the financial statements (including the notes thereto) referred to in subsections
(a) and (b) above, except liabilities which were incurred after October 31, 1997, in the ordinary course of business or disclosed in the Disclosure Schedule.

         3.8      Tax and Other Returns and Reports.
                  ----------------------------------

                  SpaceDev has timely filed or will file, on or before the Closing Date, all Tax Returns required to be filed by it on or before the Closing Date and has paid all Taxes due for all periods ending on or before December 31, 1997, which Taxes are required to be paid by it on or before the Closing Date. Adequate provision has been made in the books and records of SpaceDev and in the financial statements referred to in Section 3.7 above or delivered to the ISS Shareholders, for all Taxes relating to operations through, or property owned on or before, the date of the most recent of such financial statements. No liability for Taxes has arisen since such date other than in the ordinary course of SpaceDev's business. All required Tax Returns including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. No Governmental Entity has, during the past two years, examined or is in the process of examining any Tax Returns of SpaceDev. No Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of SpaceDev, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency, assessment or claim.

         3.9      Material Contracts.
                  -------------------

                  Each Material Contract of SpaceDev is to the knowledge of SpaceDev valid and subsisting; SpaceDev has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by SpaceDev or, to the best knowledge of SpaceDev, by any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of SpaceDev under any Material Contract.

         3.10     Legal Proceedings.
                  ------------------

                  There is no Order or Action pending, or, to the best knowledge of SpaceDev, threatened, against or affecting SpaceDev or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Material Adverse Effect, or adversely affect SpaceDev's ability to perform this Agreement or any aspect of the transactions contemplated by this Agreement. There is no matter as to which SpaceDev has received any notice, claim or assertion, or, to the best knowledge of SpaceDev, which otherwise has been threatened against or affecting any director, officer, employee, agent or representative of SpaceDev or any other Person, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by SpaceDev.

         3.11     Minute Books.
                  -------------

                  The minute books of SpaceDev accurately reflect, or as of the Closing Date will reflect, all actions and proceedings taken to date by its shareholders, board of directors and committees, and such minute books contain true and complete copies of the charter documents of SpaceDev and all related amendments. To the knowledge of SpaceDev the stock record books of SpaceDev reflect accurately all transactions in its capital stock of all classes.

         3.12     Accounting Records; Internal Controls.
                  --------------------------------------

                  (a) ACCOUNTING RECORDS. SpaceDev has records that accurately and validly reflect its transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

                  (b) DATA PROCESSING; ACCESS. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

         3.13 CAPITAL STOCK. The authorized capital of SpaceDev consists of 25,000,000 common shares with a par value of $0.0001, of which a total of 1,755,000 shares have been issued and are outstanding as fully paid and non-assessable and 10,000,000 shares of Preferred Stock, of which 82,450 shares of Series B (convertible at any time into 8,245,000 shares of common stock of SpaceDev) have been issued and are outstanding as fully paid and non-assessable, except for options to issue: (i) up to 572,700 shares of common stock options issuable to three consultants at an exercise price of $0.067 per share; and,
(ii) up to 2,500,000 shares of common stock to James W. Benson at exercise prices ranging from $1.00 to $3.50 per share. Upon the occurrence of certain events, no person or company has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement, or option:

                  (a) to require SpaceDev to issue any share in its capital or to convert any securities of SpaceDev or of any other company into shares in its capital;

                  (b) for the issue or allotment of any of SpaceDev's authorized but unissued shares; or

                  (c) to require SpaceDev to purchase, redeem or otherwise acquire any of its issued and outstanding SpaceDev's shares.

         3.14 OTHER STOCK. SpaceDev does not beneficially own, directly or indirectly, shares of any other corporate or any interest in a partnership, joint venture or other business.

         3.15 DIVIDENDS. SpaceDev has not declared or paid any dividends of any kind nor declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption or repurchase or reduction of authorized capital.

         3.16 WAIVER OF RIGHTS. SpaceDev has not waived or surrendered any right of substantial value and has not made any gift of money or of any of its property or assets.

         3.17     Contracts.
                  ----------

                   Except as set forth in the Disclosure Schedules there are no management contracts or consulting contracts to which SpaceDev is a party or by which it is bound, other than as provided for herein; no amount is payable or has been agreed to be paid by SpaceDev to any person as remuneration, pension, bonus, share of profits or other similar benefit, and no director, officer or member, or former director, officer or member of SpaceDev, nor any associate or affiliate or any such person, has any claims of any nature against, or is indebted to, SpaceDev

         3.18     Compliance with Law.
                  --------------------

                  (a) SpaceDev is organized and has conducted its businesses in accordance with applicable Laws in all material respects, and the forms, procedures and practices of SpaceDev are in compliance with all such Laws, to the extent applicable, in all material respects.

                  (b) To the knowledge of SpaceDev the sale of any security previously issued by SpaceDev is in compliance in all material respects with all applicable Laws and there is no material violation of any of such Laws.

         3. 19    Accuracy of Information.
                  ------------------------

                  The statements, representations and warranties contained in the Disclosure Schedules are true, and all lists contained therein are complete and correct. None of the information expressly required by this Agreement to be supplied by or on behalf of SpaceDev to ISS or the ISS Shareholders, or contained in this Agreement, the Disclosure Schedule or the documents listed in the Disclosure Schedule, did contain or will contain, at the respective times such information is or was delivered and as of the Closing Date, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing become untrue or misleading, in any material respect, SpaceDev will promptly notify ISS and the ISS Shareholders in writing of such fact and the reason for such change.

                                    ARTICLE 4

                        COVENANTS WITH RESPECT TO CONDUCT

                             OF ISS PRIOR TO CLOSING

         4.1      Access.
                  -------

                  ISS and the ISS Shareholders shall authorize and permit SpaceDev and its representatives (which term shall be deemed to include its independent accountants and counsel and representatives of prospective financing institutions of SpaceDev) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to all of its properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as SpaceDev may from time to time request, and to make copies of such books, records and other documents and to discuss its business with such other Persons, including, without limitation, its directors, officers, employees, accountants and counsel and its suppliers, customers and creditors, as SpaceDev considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of ISS.

         4.2      Material Adverse Changes; Reports; Financial Statements.
                  --------------------------------------------------------

                  (a) ISS and the ISS Shareholders will promptly notify SpaceDev of any event of which ISS, or any of them, obtains knowledge which has had or might reasonably be expected to have a Material Adverse Effect or which if known as of the date hereof would have been required to be disclosed to SpaceDev.

                  (b) ISS will furnish to SpaceDev (i) as soon as available, and in any event within five days after it is prepared, any report by ISS for submission to the board of directors of ISS or to the ISS Shareholders and the working papers related thereto and other operating or financial reports (including any projections and budgets) prepared for management and the working papers related thereto, (ii) as soon as available, copies of all nonconfidential portions of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity, (iii) monthly and quarterly (unaudited) balance sheets, statements of earnings and delinquency reports for ISS, and (iv) such other reports as SpaceDev may reasonably request relating to ISS. Each of the financial statements delivered pursuant to this Section 4.2(b) shall be prepared in accordance with GAAP consistently applied during the periods covered (except as disclosed therein), except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ in nature or amount from those disclosures reported in the most recent audited period and year end adjustments to the extent not material. Each of the financial statements delivered pursuant to this Section 4.2(b) shall be accompanied by a certificate of the chief financial officer of ISS to the effect that such financial statement presents fairly the financial condition and results of operations of ISS for the periods covered and reflects all adjustments (which consist only of normal recurring adjustments not material in amount) necessary for a fair presentation.



         4.3      Conduct of Business.
                  --------------------

                  ISS shall not, without the prior consent in writing of SpaceDev which may be withheld for any reason, (a) conduct the Business in any manner except in the ordinary course consistent with past practices; or (b) pay special bonuses to any officer, director or employee or declare and/or pay dividends.

         4.4      Notification of Certain Matters.
                  --------------------------------

                  ISS shall give prompt notice to SpaceDev, and SpaceDev shall give prompt notice to ISS, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of SpaceDev or ISS, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Except as provided in Section 7.4, no such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         4.5      Permits and Approvals.
                  ----------------------

                  ISS and SpaceDev each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or which may be reasonably requested by SpaceDev to consummate the transactions contemplated by this Agreement. To the extent that the approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, ISS and the ISS Shareholders and SpaceDev shall each use best efforts to obtain such Approval prior to the Closing Date.


                                    ARTICLE 5

                  COVENANTS WITH RESPECT TO CONDUCT OF SPACEDEV

                                PRIOR TO CLOSING

         5.1 SpaceDev will promptly disclose to the ISS Shareholders any change in or effect on SpaceDev occurring after the date hereof which is material to its business or financial position prior to the Closing. SpaceDev has advised the ISS Shareholders that SpaceDev is currently seeking to obtain additional capital through the sale of securities.

                                    ARTICLE 6

                             CONDITIONS OF PURCHASE

         6.1      General Conditions.
                  -------------------

                  The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:




                  (a) NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of SpaceDev only) which would not permit the Business as presently conducted to continue unimpaired following the Closing Date. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws of any jurisdiction and that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

                  (b) APPROVALS. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date.

                  (c) EMPLOYMENT AGREEMENTS. Effective as of the Closing ISS shall have entered into employment agreements with each of the ISS Shareholders executing this agreement.

         6.2      Conditions to Obligations of SpaceDev.
                  --------------------------------------

                  The obligations of SpaceDev to effect the Closing shall be subject to the following conditions except to the extent waived in writing by
SpaceDev:

                  (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF THE ISS SHAREHOLDERS. The representations and warranties of the ISS Shareholders herein contained shall be true at the Closing Date with same effect as though made at such time; the ISS Shareholders shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; the ISS Shareholders for themselves and Phillip Smith, as chief executive officer of ISS, shall have delivered to SpaceDev a certificate in form and substance satisfactory SpaceDev and dated the Closing Date, to the effect that, to the best of his knowledge, the representations and warranties of ISS and the ISS

Shareholders herein contained shall be true at the Closing Date with the same effect as though made at such time.

                  (b) NO MATERIAL ADVERSE EFFECT. There shall not have been any Material Adverse Effect relating to ISS subsequent to December 31, 1997.

                  (c) CONSENTS. The ISS Shareholders shall have obtained and provided to SpaceDev any required Approvals and Permits, each in form and substance reasonably satisfactory to SpaceDev.

                  (d) NO RESIGNATION OF DIRECTORS. The Directors of ISS shall not have submitted their resignations (in such capacity) in writing to ISS nor orally indicated any intent to do so.

                  (e) DUE DILIGENCE. SpaceDev shall not, in the course of its on-going business investigation, have discovered information not previously disclosed by ISS or the ISS Shareholders, which SpaceDev reasonably believes has or is likely to have a Material Adverse Effect or is materially inconsistent with information disclosed to SpaceDev prior to the date hereof.

                  (f) DELIVERY OF SHARES. The delivery by the Shareholders of ISS of all of the issued stock.

         6.3      Conditions to Obligations of the ISS Shareholders.
                  --------------------------------------------------

                  The obligations of the ISS Shareholders to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the ISS Shareholders:

                  (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SPACEDEV. The representations and warranties of SpaceDev herein contained shall be true at the Closing Date with same effect as though made at such time; SpaceDev shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; SpaceDev shall have delivered to the ISS Shareholders a certificate of SpaceDev, respectively, in form and substance satisfactory to the ISS Shareholders and dated the Closing Date, to such effect; and SpaceDev shall have delivered to the ISS Shareholders a certificate in form and substance satisfactory to the ISS Shareholders and dated the Closing Date, to the effect that, to the best of its knowledge, the representations and warranties of SpaceDev herein contained shall be true at the Closing Date with the same effect as though made at such time.

                  (b) NO MATERIAL ADVERSE EFFECT. There shall not have been any Material Adverse Effect relating to SpaceDev subsequent to October 31, 1997.

                  (c) CONSENTS. SpaceDev shall have obtained and provided to the ISS Shareholders any required Approvals and Permits, each in form and substance reasonably satisfactory to the ISS Shareholders.

                  (d) DUE DILIGENCE. The ISS Shareholders shall not, in the course of their on-going business investigation, have discovered information not previously disclosed by SpaceDev which the ISS Shareholders reasonably believe has or is likely to have a Material Adverse Effect or is materially inconsistent with information disclosed to the ISS Shareholders prior to the date hereof..


                                    ARTICLE 7

                      TERMINATION OF OBLIGATIONS; SURVIVAL

         7.1      Termination of Agreement.
                  -------------------------

                  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on February 18, 1998, unless extended by mutual consent in writing of SpaceDev and the ISS Shareholders and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                  (a) MUTUAL CONSENT. By mutual consent in writing of SpaceDev and the ISS Shareholders.

                  (b) CONDITIONS TO SPACEDEV'S PERFORMANCE NOT MET. By SpaceDev's written notice to the ISS Shareholders if any event occurs or conditions exists which would render impossible the satisfaction of one or more conditions to the obligations of SpaceDev to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2.

                  (c) CONDITIONS TO THE ISS SHAREHOLDERS' PERFORMANCE NOT MET. By the ISS Shareholders' written notice to SpaceDev if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the ISS Shareholders to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.3.

                  (d) INACCURATE INFORMATION. By SpaceDev if any material information expressly required by this Agreement or the Disclosure Schedule to be delivered by or on behalf of ISS and the ISS Shareholders to SpaceDev is inaccurate or incomplete in any material respect.

                  (e) MATERIAL BREACH. By SpaceDev or the ISS Shareholders if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have five business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

         7.2      Effect of Termination.
                  ----------------------

                  In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Article 8, Section 9.9 and Section
9.12 shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

         7.3      Survival of Representations and Warranties.
                  -------------------------------------------

                  The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire at the end of 18 full calendar months after the Closing, except that (i) the representations and warranties contained in Section 2.1, 2.2, 2.8, 2.17, 3.1, 3.2 and 3.3 shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the representations and warranties contained in Section 2.4 and 3.8 shall continue through the expiration of the applicable statute of limitations as the same may be extended (or, if a claim has been asserted prior to such expiration, until 90 days after the date of its final resolution), and (iii) if a claim or notice is given under Article 8 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue, with respect to the facts or circumstances giving rise to such claim, indefinitely until such claim is finally resolved.

         7.4      Effect of Closing Over Known Unsatisfied Conditions.
                  ----------------------------------------------------

                  If, with actual knowledge of the failure of any condition or breach of any representation and warranty, either SpaceDev or any of the ISS Shareholders elects to proceed with the Closing, the condition that is unsatisfied at the Closing Date shall be deemed to be waived and the electing party shall so acknowledge by a writing delivered at the Closing; provided, however, that the foregoing provision shall not limit any party's right not to waive any condition or right to condition any waiver hereunder upon mutually acceptable conditions. Such decision and writing shall constitute a waiver of any liability for breach of or misrepresentation under this Agreement, but only with respect to, and such waiver shall be limited to the extent of, the facts or circumstances, actually known by the electing party, giving rise to or in respect of such waived condition.



                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1      Obligations of SpaceDev.
                  ------------------------

                  SpaceDev shall indemnify and hold harmless the ISS Shareholders from and against any and all Losses of the ISS Shareholders, directly or indirectly, as a result of, or based upon or arising from:

                  (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by SpaceDev in or pursuant to this Agreement; or

                  (b) any other matter as to which SpaceDev in other provisions of this Agreement has agreed to indemnify the ISS Shareholders.

         8.2      Obligations of the ISS Shareholders.
                  ------------------------------------

                  ISS shall indemnify and hold harmless SpaceDev, its officers, directors, employees, affiliates, agents and assigns (collectively "SpaceDev Persons") from and against any Losses of the SpaceDev Persons, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the ISS Shareholders in or pursuant to this Agreement.

         8.3      Procedure.
                  ----------

                  (a) NOTICE. Any party seeking indemnification with respect to any Loss shall give notice to the Indemnifying Party.

                  (b) DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall, upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein; provided, however, that the Indemnified Party shall not settle or compromise any Indemnifiable Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

                  (c) TAX ADJUSTMENTS. Any amount payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

                           (i) If such Indemnified Party is liable for any
                  additional Taxes as a result of the payment of amounts in respect of an Indemnifiable Claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "Tax Reimbursement Amount") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause
                  (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

                           (ii) The Indemnified Party shall reimburse the
                  Indemnifying Party an amount equal to the net reduction in any year in the liability for payment of Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction has been actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "net Tax Benefit"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized.

                  (d) INTEREST. Any amounts payable by the Indemnifying Part to or on behalf of an Indemnified Party in respect of a Loss shall be paid together with interest on such amount, from and including date of Loss to the date of payment, at a rate equal to the Prime Rate; provided, however, that such interest shall not be payable with respect to Losses which include an interest factor.

         8.4      Notice of Discovered Liabilities.
                  ---------------------------------

                  The Parties hereto agree to notify each other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article 8 upon discovery or receipt of notice thereof whether before or after Closing.

         8.5      Not Exclusive Remedy.
                  ---------------------

                  This Article 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

         8.6      Limitations on Indemnification.
                  -------------------------------

                  No party shall be required to indemnify any other Person under this Article 8 unless the Loss for which indemnity would otherwise be payable by such party exceeds $5,000 individually or $5,000 in the aggregate, and in such event, the Indemnifying Party shall be responsible for the full amount of any Loss.
                                    ARTICLE 9

                                     GENERAL

         9.1      Amendments; Waivers.
                  --------------------

                  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         9.2      Schedules; Exhibits; Integration.
                  ---------------------------------

                  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         9.3      Best Efforts; Further Assurances.
                  ---------------------------------

                  Except as otherwise expressly provided herein, each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         9.4      Governing Law.
                  --------------

                  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or governed by the law of the jurisdiction of organization of the respective parties.

         9.5      No Assignment.
                  --------------

                  Neither this Agreement nor any rights or obligations under it are assignable except that SpaceDev may assign its rights, and delegate its obligations, hereunder (including but not limited to its rights under Article 8) to any wholly-owned subsidiary of SpaceDev.

         9.6      Headings.
                  ---------

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         9.7      Counterparts.
                  -------------

                  This Agreement any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

         9.8      Publicity and Reports.
                  ----------------------

                  The ISS Shareholders and SpaceDev shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party except to the extent that a particular action is required by applicable law or stock exchange or regulatory policy.

         9.9      Confidentiality.
                  ----------------

                  All information disclosed in writing by any party (or its representatives) in connection with the transactions contemplated by this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information or disclosure (i) was known by the recipient when received,
(ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity or stock exchange having jurisdiction over the parties, or (iv) may otherwise be required by law. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 9.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

         9.10     Parties in Interest.
                  --------------------

                  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 8.1 and 9.5 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons). Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

         9.11     Notices.
                  --------

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or other telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt request, as follows:



         If to SpaceDev:

                  SpaceDev, Inc.
                  P.O. Box 2121
                  31557 Aspen Ridge Road
                  Steamboat Springs, Colorado 80477
                  Attention: James W. Benson, Chief Executive Officer
                  970.879.9889 - telephone
                  970.879.3226 - telecopier

         With a copy to:

                  Aaron A. Grunfeld, Esq.
                  Resch Polster Alpert & Berger LLP
                  10390 Santa Monica Boulevard, Fourth Floor
                  Los Angeles, California 90025-5058
                  310.277.8300 - telephone
                  310.552.3209 - telecopier

         If to ISS and the ISS Shareholders:

                  c/o Integrated Space Systems, Inc.
                  7940 Silverton Avenue, Suite 202
                  San Diego, California 92126
                  619.684.3570 - telephone
                  619.693.6932 - telecopier

         With a copy to:

                  Chris Popov, Esq.
                  Popov, McCullogh & Cohan
                  4180 La Jolla Village Drive, Suite 315 La Jolla, California 92037 619.457.2900 - telephone 619.457.2950 - telecopier or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 9.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

         9.12     Expenses.
                  ---------

                  The ISS Shareholders and SpaceDev shall each pay their or its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective advisors, accountants and counsel.

         9.13     Remedies; Waiver.
                  -----------------

                  All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         9.14     Attorney Fees.
                  --------------

                  In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses, including the costs of arbitration, incurred in connection with such action.

         9.15     Knowledge Convention.
                  ---------------------

                  Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter that of, and each statement shall be deemed to include a representation that such investigation has been conducted.

         9.16     Representation by Counsel; Interpretation.
                  ------------------------------------------

                  The ISS Shareholders and SpaceDev respectively acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of SpaceDev and the ISS Shareholders.

         9.17     Severability.
                  -------------

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.

         9.18      Arbitration
                   -----------

                    Any controversy, dispute or claim arising out of the interpretation, performance or breach of this agreement including disputes as to the jurisdiction of the arbitrator, shall be resolved at the request of any party hereto directed to the San Diego office of the Judicial Arbitration and Mediation Service/Endispute ("JAMS/ENDISPUTE") by a binding arbitration conducted by a single Arbitrator in San Diego County, California in accordance with the California Code of Civil Procedure section 1280 et. seq. except as modified by the terms of this Section. The arbitrator shall apply California substantive law to the matter(s) which are the subject of the arbitration. The arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be granted or awarded by a Judge of the Superior Court of the County of San Diego, California. The arbitrator shall prepare and provide to the parties a written decision ("Decision") on all matter(s) which are the subject of the arbitration, including factual findings and the reasons which form the basis of the Decision of the arbitrator. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected pursuant to California Code of Civil Procedure sections 1286.2 or 1286.6 for any such error. The Decision shall have the effect and be enforceable in the manner provided by the California Code of Civil Procedure. Costs of the arbitration shall be borne as directed by the arbitrator. The parties hereby agree that the Code of Civil Procedure Rules of Arbitration shall be modified as follows:

                  (a) If the parties have not agreed to an Arbitrator within thirty (30) days after Initiation of arbitration, then JAMS/ENDISPUTE shall appoint a single neutral Arbitrator as soon thereafter as practical.

                  (b) The parties shall be permitted discovery, including depositions, under the supervision and rules set by the Arbitrator; provided, however, that discovery shall be completed within forty-five (45) days of selection or appointment of the Arbitrator. The Arbitrator shall have power to impose such sanctions as the Arbitrator deems appropriate for failure of a party or counsel for a party to comply with discovery rules established by the Arbitrator.

                  (c) A hearing before the Arbitrator shall be held no later than ninety (90) days after Initiation of arbitration, unless a hearing is waived by all parties.

                  (d) No later than ten (10) days from the date of closing of the arbitration hearing, or, if an oral hearing has been waived, from the date of transmitting final statements and proofs to the Arbitrator, the Arbitrator shall render a written Decision.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                                 SpaceDev, Inc.,
                                                 a Colorado corporation


                                                 By  /s/ James Benson
                                                    ---------------------------
                                                    James Benson, President



                                                 Integrated Space Systems, Inc.,
                                                 a California corporation



                                                 By  /s/ Philip E. Smith
                                                    ---------------------------
                                                    Philip E. Smith, President

Integrated Space Systems, Inc. Shareholders signatures to follow:

Integrated Space Systems, Inc. Shareholders:


                                                                     No. ISS
                                                                  Shares Owned
                                                                  --------------

                                                                     12,000
Philip E. Smith


                                                                     12,000
Wes M. Dreyer


                                                                     12,000
Jack A. Rubidoux


                                                                     12,000
Michael G. Veno


                                                                     12,000
Frank L. Macklin


                                                                     12,000
------------------------------
Thomas W. Brown


                                            Total:                   72,000
                                                                  ==============


* Each ISS Shareholder owns 1/6 of the total shares issued and outstanding.

                               DISCLOSURE SCHEDULE
                                      2.15


                                      NONE

                               DISCLOSURE SCHEDULE
                                      3.17


                                      NONE

                               DISCLOSURE SCHEDULE
                                     3.7(c)


                                      NONE

                               DISCLOSURE SCHEDULE
                                     6.1(a)


                                      NONE

                                      -35-